Castle Brands Announces Fourth Quarter and Fiscal 2012 Results
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Operating Results Improve Due to Higher Sales and Lower Selling Expense

NEW YORK— June 29, 2012 — Castle Brands Inc. (NYSE MKT: ROX), a developer and international marketer of premium and super-premium branded spirits and wine, today reported financial results for the quarter and year ended March 31, 2012.

Operating highlights for the fiscal year ended March 31, 2012:

•	Net sales increased 10.9% to $35.5 million for the year ended March 31, 2012, as compared to $32.0 million for the comparable prior-year period

•	U.S. beverage alcohol case volume increased 10% to 272,610 cases for the year ended March 31, 2012, as compared to 247,610 cases for the comparable prior-year period, primarily due to organic growth

•	Rum sales increased 18.7% to $12.8 million for the year ended March 31, 2012, as compared to $10.8 million for the comparable prior-year period; due to the continued growth of Gosling’s rums

•	Loss from operations improved 28.6% to ($3.9) million for the year ended March 31, 2012 from ($5.4) million for the comparable prior-year period

•	EBITDA, as adjusted, improved 40% to a loss of ($2.4) million for the year ended March 31, 2012, as compared to a loss of ($4.0) million for the comparable prior-year period, primarily as a result of increased gross margin and lower selling expense.

“We are excited by the traction many of our brands are gaining in the U.S. market as a result of our targeted marketing efforts, especially Jefferson’s bourbons and Gosling’s rums. We have focused our efforts on these more profitable brands in 2012, which has allowed us to increase our gross margins and significantly improve our operating loss in 2012,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands. “We are pleased to have entered into a term sheet to increase availability under our working capital facility from $5 million to $7 million, which will provide us with additional working capital as we move toward profitability. Castle Brands expects continued increased U.S. and international case sales through organic growth, product line extensions, potential acquisitions and distribution agreements. We intend to support this growth with our existing infrastructure, and anticipate our general and administrative expenses to remain relatively flat during this period.”

“The growth in U.S. sales reflects the momentum of our Gosling’s rums, Jefferson’s bourbons, Pallini Limoncello, Knappogue and Clontarf Irish whiskeys and Brady’s Irish cream,” stated John Glover, Chief Operating Officer of Castle Brands. “Initial sales of the Gosling’s Dark ‘n Stormy® ready-to-drink cocktail, which was launched in February 2012, have been encouraging. We expect sales of this great new product to trend upwards in the summer months. We also expect it to expand the appeal of Gosling’s to trendsetting consumers.”

In the fourth quarter of fiscal 2012, the Company had net sales of $10.0 million, an 11.7% increase from net sales of $8.9 million in the comparable prior-year period. Loss from operations improved by 14.5% to $1.0 million in the fourth quarter of fiscal 2012, from $1.1 million for the prior-year period. Including the $0.2 million non-cash dividend accrued under the terms of the Company’s Series A Preferred Stock, the Company had a net loss attributable to common shareholders of $1.5 million, or $(0.01) per basic and diluted share, in the fourth quarter of fiscal 2012, unchanged from the prior-year period.

EBITDA, as adjusted, for the fourth quarter of fiscal 2012 improved 51.7% to a loss of $0.3 million, compared to a loss of $0.7 million for the prior-year period.

Net sales were $35.5 million for the year ended March 31, 2012, a 10.9% increase as compared to $32.0 million for the prior-year period. Loss from operations was ($3.9) million for the year ended March 31, 2012, an improvement of 28.6% from a loss of ($5.4) million for the prior-year period. Including the $0.7 million non-cash dividend accrued under the terms of the Series A Preferred Stock, the Company had a net loss attributable to common shareholders of ($5.9) million, or $(0.06) per basic and diluted share, for the year ended March 31, 2012, a 5.7% improvement compared to a net loss attributable to common shareholders of ($6.3) million or $(0.06) per basic and diluted share, in the comparable prior-year period.

EBITDA, as adjusted, for the year ended March 31, 2012 improved 40% to a loss of ($2.4) million, compared to a loss of ($4.1) million for the prior-year period.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to operating income (loss) or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowances for doubtful accounts and obsolete inventory, stock-based compensation expense, severance expense, other income and expense, loss from equity investment in non-consolidated affiliate, foreign exchange loss, net change in fair value of warrant liability, net income attributable to noncontrolling interests and dividend to preferred shareholders is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as severance expense, are due to changes in valuation, such as the effects of changes in foreign exchange or fair value of warrant liability, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. Reconciliation of net loss to EBITDA, as adjusted, is presented below.

About Castle Brands Inc.
Castle Brands is a developer and international marketer of premium beverage alcohol brands including: Gosling’s Rum®, Jefferson’s®, Jefferson’s Presidential SelectTM and Jefferson’s Reserve® bourbon, Boru® vodka, Pallini® Limoncello, Raspicello and Peachcello, Knappogue Castle Whiskey®, Clontarf® Irish whiskey, Betts & SchollTM wines, cc: winesTM, Celtic Honey® liqueur, Brady’s® Irish Cream, A. De Fussigny® cognacs, Travis Hasse’s Original® liqueurs, Gozio® amaretto and TierrasTM tequila. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements
This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities and our cost reduction efforts, the effect of competition in our industry and economic and political conditions generally, including the current recessionary economic environment and concurrent market instability. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2012 and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

INVESTOR CONTACTS:
KCSA Strategic Communications
Todd Fromer / Garth Russell
212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com
www.kcsa.com

CASTLE BRANDS INC. AND SUBSIDIARIES
Consolidated Statements of Operations

	Three months ended March 31,
	(unaudited)			Twelve months ended March 31,
	2012	2011	2012	2011
Sales, net*	$9,993,073	$8,948,453	$35,494,615	$31,997,276
Cost of sales*	6,441,974	5,816,581	22,694,297	20,890,019
Provision for obsolete inventory	275,000	(14,610)	275,000	(39,199)

Gross profit	3,276,099	3,146,482	12,525,318	11,146,456

Selling expense	2,744,126	2,793,306	10,502,478	10,756,673
General and administrative expense	1,252,066	1,241,373	4,985,566	4,897,210
Depreciation and amortization	231,641	224,706	914,361	919,751

Loss from operations	(951,734)	(1,112,903)	(3,877,087)	(5,427,178)

Other income	—	622	—	1,579
Other expense	—	—	—	(300)
Loss from equity investment in non-consolidated affiliate	(12,361)	(20,041)	(28,923)	(2,827)
Foreign exchange loss	(208,762)	(135,761)	(722,253)	(308,585)
Interest expense, net	(103,801)	(160,538)	(589,781)	(405,384)
Net change in fair value of warrant liability	16,154	—	109,767	—
Income tax benefit	37,038	37,038	148,152	148,152

Net loss	(1,223,466)	(1,391,583)	(4,960,125)	(5,994,543)
Net income attributable to noncontrolling interests	(86,915)	(71,608)	(272,200)	(312,739)

Net loss attributable to controlling interests	(1,310,381)	(1,463,191)	(5,232,325)	(6,307,282)

Dividend to preferred shareholders	(186,595)	—	(714,830)	—

Net loss attributable to common shareholders	$(1,496,976)	$(1,463,191)	$(5,947,155)	$(6,307,282)

Net loss per common share, basic and diluted, attributable to common shareholders	(0.01)	$(0.01)	$(0.06)	$(0.06)

Weighted average shares used in computation, basic and diluted, attributable to common shareholders	108,052,067	107,202,145	107,635,565	107,426,871

• Sales, net and Cost of sales include excise taxes of $1,520,204 and $1,390,658 for the three months ended March 31, 2012 and 2011, respectively, and $5,460,754 and $4,913,168 for the twelve months ended March 31, 2012 and 2011, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES
Reconciliation of Net Loss to EBITDA, as adjusted

	Three months ended March 31,		Twelve months ended March 31,
	(unaudited)		(unaudited)
	2012	2011	2012	2011
Net loss attributable to common shareholders	$(1,496,976)	$(1,463,191)	$(5,947,155)	$(6,307,282)

Adjustments:
Interest expense, net	103,801	160,538	589,781	405,384
Income tax benefit	(37,038)	(37,038)	(148,152)	(148,152)
Depreciation and amortization	231,641	224,706	914,361	919,751

EBITDA (loss)	(1,198,572)	(1,114,985)	(4,591,165)	(5,130,299)

Allowance for doubtful accounts	42,541	21,102	68,599	(2,063)
Allowance for obsolete inventory	275,000	(14,610)	275,000	(39,199)
Stock-based compensation expense	53,212	37,167	190,462	169,741
Severance expense	—	121,106	—	330,779
Other income	—	(622)	—	(1,579)
Other expense	—	—	—	300
Loss from equity investment in non-consolidated affiliate	12,361	20,041	28,923	2,827
Foreign exchange loss	208,762	135,761	722,253	308,585
Net change in fair value of warrant liability	(16,154)	—	(109,767)	—
Net income attributable to noncontrolling interests	86,915	71,608	272,200	312,739
Dividend to preferred shareholders	186,595	—	714,830	—

EBITDA, as adjusted	(349,340)	(723,432)	(2,428,665)	(4,048,169)

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